Exhibit 10.102

THIRD AMENDMENT TO

PARTNER AGREEMENT BETWEEN

EACH OF SCULPTOR CAPITAL LP, SCULPTOR CAPITAL ADVISORS LP AND SCULPTOR CAPITAL ADVISORS II LP, AND JAMES LEVIN

This Amendment (this “Amendment”) is entered into as of December 17, 2021 (the “Effective Date”), by and among James Levin (the “Limited Partner”) and each of Sculptor Capital LP (f/k/a OZ Management LP), Sculptor Capital Advisors LP (f/k/a OZ Advisors LP) and Sculptor Capital Advisors II LP (f/k/a OZ Advisors II LP) (and, together with Sculptor Capital LP and Sculptor Capital Advisors LP, the “Operating Partnerships”).

WHEREAS, reference is made to the Amended and Restated Partner Agreement between Sculptor Capital LP and the Limited Partner, dated as of February 16, 2018, the Amended and Restated Partner Agreement between Sculptor Capital Advisors LP and the Limited Partner, dated as of February 16, 2018, and the Amended and Restated Partner Agreement between Sculptor Capital Advisors II LP and the Limited Partner, dated as of February 16, 2018, each as amended by the Omnibus Agreement entered into by and among the Limited Partner and the Operating Partnerships, dated as of February 7, 2019 (the “Omnibus Agreement”), the Amendment to the Partner Agreement between each of the Operating Partnerships and the Limited Partner, dated as of June 9, 2020 and the Second Amendment to the Partner Agreement between each of the Operating Partnerships, and James Levin, dated as of January 29, 2021 (collectively, the “Partner Agreements”); capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Partner Agreements.

WHEREAS, the Limited Partner and each of the Operating Partnerships desire to amend certain provisions of the Partner Agreements.

WHEREAS, under Section 26(c) of the Omnibus Agreement, during the Distribution Holiday, the Omnibus Agreement cannot be waived, amended supplemented or otherwise modified in any material respect without (i) the applicable Chief Executive Officer and Compensation Committee approvals; and (ii) the approval of at least five out of seven members of the Board supported by the advice of a third party compensation consultant.

WHEREAS, the parties hereto agree and acknowledge that this Amendment shall constitute and serve as a Company Extension Offer (as such term is defined in the Partner Agreements).

WHEREAS, the Chief Executive Officer, the Compensation Committee and at least five out of seven members of the Board have approved the provisions of this Amendment that amend the Omnibus Agreement after consulting with Semler Brossy, a third party compensation consultant retained by the Compensation Committee.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto hereby agree to amend the Partner Agreements as follows, effective as of the Effective Date:

1.    Term.

a.    Section 2 of each of the Partner Agreements is hereby deleted in its entirety and replaced with the following:

“2.    Term. The “Term” commenced effective as of January 1, 2018 and shall continue through the date on which the Limited Partner ceases to be an Active Individual LP; provided, that the respective rights and obligations of the parties hereunder, to the extent expressly set forth herein, shall survive the expiration of the Term and shall be fully enforceable thereafter.”

b.    Section 7(c) of each of the Partner Agreements is hereby deleted in its entirety and replaced with the following:

“(c)     [Reserved]”

2.    Fund Performance Participation.

a.    Annual Fund Performance Payment.

i.    Calculation of Annual Fund Performance Payment. Section 4(a) of each of the Partner Agreements is hereby deleted in its entirety and replaced with the following:

“Effective as of Fiscal Year 2021, and subject to the provisions of Section 7(b) below and Schedule A hereto, during the Term, the Limited Partner shall receive a conditional total annual fund performance payment with respect to each Fiscal Year in an aggregate amount determined in accordance with Schedule A hereto, in all cases inclusive of the Quarterly Advances in respect of such Fiscal Year (the ‘Annual Fund Performance Payment’); provided, that no Annual Fund Performance Payment (other than the Quarterly Advances payable prior to any Withdrawal) shall be payable with respect to any Fiscal Year unless the Limited Partner is an Active Individual LP as of the last day of such Fiscal Year or as otherwise provided in Section 7(b) below.”

ii.    Annual Fund Performance Payment. The term “Annual Bonus” shall be replaced with “Annual Bonus (or, with respect to Fiscal Year 2021 and thereafter, Annual Fund Performance Payment)” wherever it appears in each of the Partner Agreements.

iii.    Schedule A. Effective for any Annual Fund Performance Payment paid in respect of Fiscal Year 2021 or any later Fiscal Year, Schedule A of each of the Partner Agreements shall be deleted in its entirety and replaced with Schedule A attached hereto.

b.    Carried Interest. The following new Sections 4B and 4C shall be added immediately after Section 4A of each of the Partner Agreements:

“4B    Carried Interest. The Limited Partner may be granted carried interest with respect to certain funds managed by an Operating Group Entity (or an Affiliate or Subsidiary thereof), subject to approval by the Compensation Committee, which carried interest shall be subject to the terms and conditions as set forth in the governing documents of the applicable entity granting such carried interest, and if applicable, any separate documentation evidencing the grant of such carried interest to the Limited Partner. The Limited Partner shall not be granted carried interest in any fund listed on Schedule A attached hereto.

“4C.    Discretionary Bonus. The Compensation Committee recognizes that the Limited Partner’s performance is important in all market environments, including when markets, or hedge funds generally experience losses. In such years, the Annual Fund Performance Payment as determined pursuant to Schedule A may be zero or a minimal amount relative to the value added by the Limited Partner to protect investor capital in challenging markets. As deemed appropriate, the Compensation Committee may (but is not required to) provide for the payment of a discretionary annual bonus to the Limited Partner taking into consideration, in addition to the Annual Fund Performance Payment (as described on Schedule A), if any, (i) the overall performance of the Company, (ii) fund investment performance and the quality of such performance, (iii) the overall performance of the Company relative to its peers and the market, (iv) the Company’s ability to engage with clients and preserve adequate capital reserves and assets under management (i.e., AUM), particularly if achieved in context of negative market performance, (v) the Limited Partner’s contributions to marketing and fund raising efforts for existing and new funds of the Company, (vi) the Limited Partner’s management of costs and achievement of a reasonable annual budget, (vii) mentoring, developing, and retaining both investment and non-investment professionals, (viii) the Limited Partner’s contribution in maintaining and enhancing a culture of collaboration, diversity and inclusion, (ix) the Limited Partner’s adherence to Company policies, procedures and guidelines, and (x) any other factors or circumstances that the Compensation Committee, in good faith, deems relevant.

3.    Management Shareholder Value Creation Plan. The following new Section 6B is hereby added after Section 6A of each of the Partner Agreements:

(a)    Performance-Based Restricted Shares. The Operating Partnerships shall, on or promptly following the Effective Date, grant the Limited Partner (i) 2,100,000 performance-based restricted Class A Shares under the Plan (the “Performance-Based Restricted Shares”), such Performance-Based Restricted Shares to be granted subject to the terms and conditions as set forth in an award agreement substantially in the form attached hereto as Schedule B.

(b)    Class P-4 Common Units. Pursuant to the provisions of Section 3.1(j) of the Limited Partnership Agreement, the General Partner of each Operating Partnership hereby designates a new series of Class P Units which shall be “Class P-4 Common Units”. Each Operating Partnership shall, on or promptly following the Effective Date, grant the Limited Partner 2,800,000 Class P-4 Common Units under the Plan subject to the terms and conditions as set forth in an award agreement substantially in the form attached hereto as Schedule C.

(c)    Conversion of Retained P Units. On the Effective Date, the Limited Partner shall have the opportunity to cancel his 1,000,000 Retained P Units and receive, on or promptly following the Effective Date, 214,286 Performance-Based Restricted Shares and 285,714 Class P-4 Common Units, in each case, as described in further detail in the election form attached hereto as Schedule D.

4.    Holding Requirements. For a period of no less than seven (7) years following the date on which the Performance-Based Restricted Shares and Class P-4 Common Units are granted (or, if earlier, upon the Limited Partner’s death or Disability), the Limited Partner will continue to hold at least 75% of the aggregate vested after-tax portion of such Performance-Based Restricted Shares and Class P-4 Common Units (or Class A Shares, to the extent the Class P-4 Common Units are exchanged for Class A Shares) (“Covered Equity”); provided, that the foregoing shall not prohibit the Transfer of any Covered Equity to (i) a transferee of the Limited Partner pursuant to the applicable laws of descent and distribution, (ii) a spouse or lineal descendant (whether natural or adopted) of the Limited Partner, or (iii) any Related Trust (as such term is defined in the Limited Partnership Agreement).

5.    Severance Arrangements. In Section 7(b)(iii) of the Partner Agreements, the phrase “but prior to December 31, 2021” shall be deleted.

6.    Non-Competition and Non-Solicitation Provisions. Section 8(a) of the Partner Agreements is hereby deleted in its entirety and replaced with the following:

“Non-Competition and Non-Solicitation Covenants. The Restricted Period with respect to the Limited Partner shall, for purposes of Section 2.13(b) of the Limited Partnership Agreement, conclude on the last day of the 24-month period immediately following the date of the Limited Partner’s Special Withdrawal or Withdrawal, regardless of the reason for such termination of service with the Partnership (whether, for the avoidance of doubt, due to the failure of the Buyer to offer a Comparable Position or otherwise in connection with or following a Change of Control, and in any such case irrespective of whether the Limited Partner remains in service in a Comparable Position through the COC Vesting Period); provided, that solely for purposes of Section 2.13(b)(i) of the Limited Partnership Agreement, the Restricted Period shall conclude on the last day of the 12-month period immediately following the date of a Special Withdrawal or Withdrawal described in the first paragraph of Section 7(b), unless the General Partner timely elects to make, and timely makes, the cash payment described in Section 7(b)(iii). For the avoidance of doubt, the Restricted Period shall in all other cases continue for a 24-month period, including, without limitation, for purposes of the non-solicitation provisions in Section 2.13(b)(ii) of the Limited Partnership Agreement.”

7.    Consequences of Breach. Section 8(b)(i) is hereby deleted in its entirety and replaced with the following:

“on or after the date of such breach, all outstanding 2013 RSUs, 2017 RSUs, Bonus Equity, Deferred Cash Interests, Performance-Based Restricted Shares, and P-4 Units, shall be forfeited and cancelled;”

8.    Compensation Clawback Policy. The following shall be added to the end of Section 15:

“Without limitation to the foregoing, the Limited Partner hereby consents to comply with all of the terms and conditions of the Clawback Policy attached hereto as Schedule E, and also agrees to perform all further acts and execute, acknowledge and deliver any documents and to take any further action required by the Company to give effect to the foregoing.”

9.    Amendment. The second sentence of Section 20(b) shall be amended to add “, the Performance-Based Restricted Shares, Class P-4 Common Units” after the words “Bonus Equity”.

10.    Company Extension Offer. The Limited Partner acknowledges and agrees that, notwithstanding anything to the contrary in the Partner Agreements, this Amendment serves as and constitutes a Company Extension Offer, and that, following the Limited Partner’s entering into this Amendment, neither the Operating Partnerships nor the Company shall be obligated to make any other Company Extension Offer.

11.    Miscellaneous.

a.    Except as expressly modified by the terms of this Amendment, each Partner Agreement will continue in full force and effect and be binding on the parties in accordance with its terms.

b.    This Amendment shall be subject to the governing law, jurisdiction and dispute resolution provisions set forth in the Limited Partnership Agreement of each Operating Partnership.

c.    If any provision of this Amendment shall be deemed invalid or unenforceable as written, it shall be construed, to the greatest extent possible, in a manner which shall render it valid and enforceable, and any limitations on the scope or duration of any such provision necessary to make it valid and enforceable shall be deemed to be part thereto, and no invalidity or unenforceability of any provision shall affect any other portion of this Amendment unless the provision deemed to be so invalid or unenforceable is a material element of this Amendment, taken as a whole.

d.    The Limited Partner acknowledges that he has been given the opportunity to ask questions of the Operating Partnerships and has consulted with counsel concerning this Amendment to the extent the Limited Partner deems necessary in order to be fully informed with respect thereto.

e.    In the event of a conflict between the provisions of this Amendment and any Partner Agreement, the provisions of this Amendment shall control.

f.    Headings to sections and subsections in this Amendment are for the convenience of the Parties only and are not intended to be a part of or to affect the meaning or interpretation hereof.

g.    This Amendment shall be binding as to (i) executors, administrators, estates, heirs and legal successors, or nominees or representatives, of the Limited Partner, and (ii) the successors and assigns of the Operating Partnerships, and may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.

IN WITNESS WHEREOF, this Amendment is executed and delivered as of the date first written above by the undersigned, and the undersigned do hereby agree to be bound by the terms and provisions set forth in this Amendment.

Sculptor Capital LP

By: Sculptor Capital Holding Corporation, its general partner

By:	/s/ Dava Ritchea
Name:	Dava Ritchea
Title:	Chief Financial Officer

Sculptor Capital Advisors LP

By: Sculptor Capital Holding Corporation, its general partner

By:	/s/ Dava Ritchea
Name:	Dava Ritchea
Title:	Chief Financial Officer

Sculptor Capital Advisors II LP

By: Sculptor Capital Holding Corporation, its general partner

By:	/s/ Dava Ritchea
Name:	Dava Ritchea
Title:	Chief Financial Officer

THE LIMITED PARTNER

By:	/s/ James Levin
Name:	James Levin

Schedule A

Calculation of Annual Fund Performance Payment

The Limited Partner shall receive a conditional total annual fund performance payment with respect to each Fiscal Year (inclusive of the Quarterly Advances in respect of such Fiscal Year, the “Annual Fund Performance Payment”) calculated as the sum of (i) the product of (x) the Effective Participation Ratio multiplied by (y) Gross P&L for such Fiscal Year, and (ii) the REC 1 Payment.

Effective Participation Ratio

The “Effective Participation Ratio” is equal to the sum of (x) the Base Participation Ratio and (y) the Multiplier Ratio.

The “Base Participation Ratio” is equal to 2.75%

The “Multiplier Ratio” is equal to the product obtained by multiplying (x) the Maximum Participation Ratio less the Base Participation Ratio by (y) the Return Ratio; provided that the Multiplier Ratio shall be no less than 0%.

The “Maximum Participation Ratio” is equal to the Base Participation Ratio multiplied by the Maximum Multiplier.

The “Maximum Multiplier” is equal to 190%.

The “Return Ratio” is equal to the quotient obtained by dividing (x) Weighted Average Net Return by (y) 12.50%; provided, that, the Return Ratio shall in no event be greater than 1.0x.

The “Weighted Average Net Return” is the average net return for (i) Sculptor Master Fund, Ltd., (ii) Sculptor Enhanced Master Fund, Ltd., (iii) Sculptor Credit Opportunities Master Fund, Ltd. (iv) Sculptor SC L.P., (v) Sculptor SC II, L.P, and (v) any other funds agreed to by the Limited Partner and the Compensation Committee, from time to time, on a weighted average basis, based on the average net asset value of the funds, during the relevant Fiscal Year.

Gross P&L

The Gross P&L will be the gross P&L for the Sculptor FPP Eligible Funds (as defined below) based on the marked value beginning January 1, 2021. The Gross P&L for any Fiscal Year shall mean the total net realized and unrealized capital appreciation and/or depreciation generated by the Sculptor FPP Eligible Funds, calculated as the simple arithmetic sum of the aggregate annual gross P&Ls for each Sculptor FPP Eligible Fund, in respect of such Fiscal Year, taking into account all allocated costs, fees, expenses, taxes (including taxes incurred at intermediary corporate entities within the ownership structure of any Sculptor FPP Eligible Fund), liabilities and losses, including currency, commodity and other hedging gains or losses and any other transaction-related costs, without deduction for any fees paid to the Company or its Affiliates consistent with the methodology generally used in determining the annual compensation for investment professionals (the “Unadjusted Gross P&L”), as such amount may be reduced in accordance with the High Water Mark Adjustment described below. For the avoidance of doubt, Gross P&L shall include realized and unrealized net capital appreciation and/or depreciation in respect of any investment of the Sculptor FPP Eligible Funds that is designated as a “Special Investment” (as defined in the governing documents of each applicable Sculptor Fund) and all investments held by any Sculptor FPP Eligible Funds that are private equity-style funds.

High Water Mark Adjustment

Following a Fiscal Year with a negative Gross P&L, the Gross P&L for the subsequent Fiscal Year will be calculated as the sum of: (A) 50% of the Unadjusted Gross P&L for such subsequent Fiscal Year and (B) the excess, if any, of (x) 50% of the Unadjusted Gross P&L for such Fiscal Year over (y) 100% of Unadjusted Gross P&L for the prior Fiscal Year.

The “Sculptor FPP Eligible Funds” are:

1.	Sculptor Master Fund Ltd.

2.	Sculptor Enhanced Master Fund, Ltd.

3.	Sculptor Credit Opportunities Master Fund, Ltd.

4.	Sculptor Global Special Investments Master Fund, L.P.

5.	Sculptor SC, L.P.

6.	Sculptor SC II, L.P.

7.	Sculptor NJ Private Opportunities L.P.

8.	Sculptor NJ Real Estate Opportunities L.P.

9.	Sculptor Real Estate Credit Fund, L.P.

10.	Sculptor EA LP

11.	Sculptor Europe Master Fund, Ltd.

12.	Sculptor Asia Master Fund, Ltd.

13.	Sculptor Structured Products Domestic Partners, L.P.

14.	Sculptor Structured Products Overseas Fund II, L.P.

15.	Sculptor Structured Products Domestic Partners II, L.P.

16.	Sculptor Structured Products Overseas Fund II, L.P.

17.	Sculptor ASRS Aviation Finance Fund, L.P.

18.	Sculptor Real Estate Tax Advantaged Credit Fund L.P.

19.	Certain Co-Investments

Additional comingled funds, funds-of-one, investment management agreements, co-investment funds or other arrangements shall be added to the list of Sculptor FPP Eligible Funds, and existing Sculptor FPP Eligible Funds may be removed as Sculptor FPP Eligible Funds, in either case, to the extent mutually agreed between the Limited Partner and the Compensation Committee from time to time.

REC 1 Payment

The Limited Partner shall receive a payment with respect to each Fiscal Year calculated as the product of (x) 1.75% multiplied by (y) the gross profit & losses for such Fiscal Year of Sculptor Real Estate Credit Parallel Fund A, L.P. and Sculptor Real Estate Credit Parallel Fund B, L.P (the “REC 1 Payment”).